EXHIBIT 10.1

August 7, 2018

Brogan Ptacin

ReChange in Control Severance

Dear Brogan:

On behalf of Byline Bank (“Byline Bank”), we are pleased to provide you with change in control severance protection pursuant to the terms of this letter agreement (“Letter Agreement” or “Agreement”).  Capitalized terms not defined in the body of this Letter Agreement shall have the meanings set forth on the attachment hereto, which is incorporated herein by reference (the “Attachment”).

If your employment is terminated by Byline Bank without Cause (and not due to Disability) or by you for Good Reason at any time on or within one (1) year after a Change in Control (each, a “Qualifying Termination”), Byline Bank shall pay you severance payments in the aggregate amount of $500,000.00 (the “Change in Control Severance Benefits”), subject to your compliance with the terms of this Letter Agreement.  The Change in Control Severance Benefit shall be payable in substantially equal installments in accordance with normal payroll policies over a period commencing on the Termination Date and continuing for twelve (12) months thereafter.

Your entitlement to receive any Change in Control Severance Benefits under this Letter Agreement is subject to your (i) compliance with any confidentiality or restrictive covenant obligations set forth in any written agreement between you and Byline Bancorp, Inc. (“Byline”) or Byline Bank, including but not limited to, the Agreement Protecting Company Interests (such confidentiality and restrictive covenants, the “Restrictive Covenants”); (ii) delivery to Byline Bank of an executed general release of claims in a form satisfactory to Byline Bank (“Release”) within twenty-one (21) (or forty-five (45), if applicable)  days of presentation thereof by Byline Bank to you; and (iii) delivery to Byline Bank of resignation from all offices, directorships and fiduciary positions with Byline Bank, its affiliates and employee benefit plans.  Anything in this Letter Agreement to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A of the Internal Revenue Code and the period during which you have discretion to execute or revoke the Release straddles two calendar years, then Byline Bank will make or commence, as may apply, such payments on the earliest practicable date in such second year after the Release becomes effective.

To the extent you are otherwise entitled to cash severance payments or severance benefits (other than retention bonuses) pursuant to any other agreement, plan or arrangement with, or maintained by Byline or Byline Bank, in connection with a Qualifying Termination (any such agreement, plan or arrangement, an “Existing Severance Agreement”), you shall only be entitled to the Change in Control Severance Benefits hereunder in lieu of any other severance payments or severance benefits under such Existing Severance Arrangements.

If you violate any Restrictive Covenants, then, in addition to any other remedies Byline or Byline Bank is entitled to seek for your breach of agreement, (i) Byline Bank shall not have any further obligation

August 7, 2018

to pay any unpaid portion of the Change in Control Severance Benefits, and all such future installments of Change in Control Severance Benefits shall be forfeited; and (ii) you shall promptly return to Byline Bank the after-tax value of any portion of the Change in Control Severance Benefits that you received from Byline Bank.

You hereby agree that you will keep the terms of this Letter Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this Letter Agreement confidential).

Byline Bank may withhold from all payments due to you under this Letter Agreement all taxes which, by applicable federal, state, local, or other law, Byline Bank is required to withhold therefrom.

This Letter Agreement is binding upon and shall inure to the benefit of you and your heirs, executors, assigns and administrators or your estate and property.  You may not assign or transfer to others your rights or obligation to perform your duties hereunder.

This Letter Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Byline or Byline Bank (each a “Successor”). As used in this Letter Agreement, the terms Byline and Byline Bank will mean Byline or Byline Bank as defined herein, respectively, and any Successor thereof.

No provisions of this Letter Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of Byline Bank.  Failure by Byline Bank or you to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

The obligations of Byline Bank under this Letter Agreement with respect to payment of the Change in Control Severance Benefits and your rights with respect thereto shall be subject to the provisions relating to Code Sections 280G and 409A, and to the Regulatory Provisions, set forth on the Attachment.

The validity, interpretation, construction and performance of this Letter Agreement will be governed by the laws of the State of Illinois, without giving effect to its conflicts of law principles. Any claims brought by you or Byline or Byline Bank under this Letter Agreement shall be subject to arbitration as set forth in the Attachment.

Byline Bank is an at-will employer.  Neither this Letter Agreement nor your employment by Byline Bank constitutes a guarantee of continued employment or a specific term of employment.  In the event your employment with Byline Bank terminates for any reason prior to the date of a Change in Control, no Change in Control Severance Benefits shall become payable under this Letter Agreement.

This Letter Agreement may be executed in counterparts and a facsimile or electronic copy of the original may be used in lieu of the original at any time and for any purpose.

August 7, 2018

Please sign the enclosed copy of this Letter Agreement where indicated and return it to me.

Sincerely,

BYLINE BANK By:/s/ Alberto J. Paracchini Its:President and Chief Executive Officer
Accepted and agreed to this 28th day of August, 2018 /s/ Brogan Ptacin Brogan Ptacin

Attachment

ATTACHMENT TO LETTER AGREEMENT
REGARDING CHANGE IN CONTROL SEVERANCE

definitions

For purposes of the Letter Agreement, “Disability,” “Cause,” “Change in Control,” “Good Reason” and “Termination Date” shall be defined as follows:

“Disability” shall mean you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Cause” shall mean:  (A) your willful and continued failure to perform substantially your duties (after written notice and a reasonable period to cure); (B) your willfully engaging in illegal conduct, an act of dishonesty or gross misconduct related to the performance of your duties and responsibilities; (C) your being charged with a crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; (D) your willful violation of a material requirement of any code of ethics or standards of conduct of Byline or Byline Bank applicable to you (after written notice and a reasonable period to cure, if curable) or your violation of your fiduciary duty to Byline or Byline Bank; or (E) a breach of any provision of the Agreement Protecting Company Interests.  Any such termination for Cause shall be predicated by notice to you describing the particulars of such “for Cause” termination.

“Change in Control” shall mean the first to occur, of:

(A)

Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Byline or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of Byline in substantially the same proportions as their ownership of stock of Byline, is or becomes the “beneficial owner” (as defined in Rule 13d‑3 under said Act), directly or indirectly, of securities of Byline representing more than 50% of both (x) the total voting power of the then outstanding shares of capital stock of Byline entitled to vote generally in the election of directors (the “Voting Stock”) and (y) the fair market value of the outstanding shares of capital stock of Byline (“Economic Stock”);

(B)

Consummation of a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets of Byline (in each such case, a “Business Combination”), unless all or substantially all of the individuals and entities who were the beneficial owners, respectively, of both the Voting Stock and the Economic Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of either (x) the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination or (y) the total fair market value represented by all the voting and nonvoting equity securities of the corporation resulting from the Business Combination (in each such case including, without limitation, an entity which as a result of the Business Combination owns Byline or all or substantially all of Byline’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the Business Combination, of the Voting Stock and Economic Stock (combined) of Byline; or

(C)	The stockholders of Byline approve a plan of complete liquidation or dissolution of Byline.

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The Board of Directors of Byline has final authority to construe and interpret the provisions of the foregoing paragraphs (A), (B), and (C) and to determine whether, and the exact date on which, a “Change in Control” has been deemed to have occurred thereunder.

“Good Reason” shall mean the occurrence of any of the following without your written consent:  (A) any material reduction in your base salary from your base salary as in effect on the date of the Change in Control; (B) any material adverse change by Byline Bank in your duties or responsibilities from those in effect immediately prior to the Change in Control; or (C) Byline Bank’s requirement that you relocate your principal place of employment to a location in excess of thirty-five (35) miles from your primary office location as of the date of the Change in Control; provided, “Good Reason” shall not exist unless and until you provide Byline and Byline Bank with written notice of the acts alleged to constitute Good Reason within thirty (30) days of the initial occurrence of such event, and Byline Bank fails to cure such acts within thirty (30) days of receipt of such notice.  You must terminate your employment within ninety (90) days following the initial occurrence of such event for the termination to be on account of Good Reason.

“Termination Date” means the date of termination of your employment with Byline and Byline Bank.

Code Section 280G – Reduction to Avoid Excise Tax on Golden Parachute Payments.

If the payments and benefits provided for in this Agreement or under any other agreement, plan or program or otherwise payable to you constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall be reduced to the extent necessary to assure that the payments and benefits provided to you under this Agreement will be limited to the amount of payments and benefits that can be provided without triggering a parachute payment under Section 280G.  To the extent that reduction of any payments and benefits is required by this paragraph such that no portion of such payments and benefits will be subject to the excise tax imposed by Section 4999, the aggregate amount of the Change in Control Severance Benefits shall be reduced and such reduced amount, if any, shall become the Change in Control Severance Benefits payable under this Letter Agreement.

Code Section 409A – Separation from Service and Specified Employee Status

A termination of employment shall not be deemed to have occurred for purposes of a Qualifying Termination for which the Change in Control Severance Benefits may be payable unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Letter Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed a “specified employee” within the meaning of Section 409A on the Termination Date, then any Change in Control Severance Benefits payable to you under this Letter Agreement during the first six months and one day following the Termination Date that constitute nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled to during the period following the Termination Date if such deferral had not been required.  For purposes of Section 409A, your right to receive installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments.

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Regulatory Provisions

Any Change in Control Severance Benefits made to you pursuant to this Letter Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and FDIC Regulation 12 CFR Part 359, regarding “golden parachute payments” and “prohibited indemnification payments.”

Arbitration

To the fullest extent permitted by law, all claims that you may have against Byline or Byline Bank (or any other released party under the Release), or which Byline or Byline Bank may have against you, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois.  The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes).  The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.  Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.  Either party may bring an action in a court situated in Cook County, Illinois to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim.  Notwithstanding the foregoing, either party may, in the event of an actual or threatened breach of this Agreement (including but not limited to the provisions of the Agreement to Protect Company Interests), seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator.  THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

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